Exhibit 10.45.1

ARTHUR J. GALLAGHER & CO.

FORM OF

PERFORMANCE SHARE UNIT GRANT AGREEMENT

Participant

Grant Date

Number of Performance Share Units subject to this Performance Share Unit Award

Performance Period

Earned Performance Share Units	The number of Earned Performance Share Units subject to this Performance Share Unit Award shall be based on achievement of the Performance Measures during the Performance Period pursuant to Section 3 of this Agreement.

Vesting Date

100% of the Earned Performance Share Units shall vest on the third anniversary of the Grant Date, provided the Participant remains continuously employed by the Company through the Vesting Date.

However, in the event of the Participant’s Retirement, the vesting of the Earned Performance Share Units will be governed by Section 4(b) of this Agreement.

This Performance Share Unit Grant Agreement (this “Agreement”), effective as of the Grant Date shown above, between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant named above, sets forth the terms and conditions of a grant of a performance unit award (this “Performance Share Unit Award”) under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (the “Plan”). This Performance Share Unit Award is subject to all of the terms and conditions set forth in the Plan and this Agreement. In the event of any conflict, the Plan will control over this Agreement. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

1. Performance Share Unit Award. The Company hereby grants to the Participant this Performance Share Unit Award for the Number of Performance Share Units specified above. Each Performance Share Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the

Plan. The Number of Performance Share Units that become Earned Performance Share Units is based on the achievement of the Performance Measures described in Section 3 during the Performance Period described in Section 2.

2. Performance Period. The period of time during which the Performance Measures described in Section 3 must be met in order to determine the Number of Performance Share Units earned under this Performance Share Unit Award is the Performance Period specified above.

3. Performance Measures.

(a) The number of Earned Performance Share Units under this Performance Share Unit Award shall be determined by reference to the Performance Measures described in Schedule A attached hereto. If applicable, Schedule A sets forth the weightings and minimum, threshold and maximum levels of performance (the “Performance Goals”) with respect to the Performance Measures, as determined by the Compensation Committee in its sole discretion.

(b) Actual performance against the Performance Measures must be certified by the Compensation Committee in order for any portion of this Award to be earned under this Section 3. The Compensation Committee will certify the results of the Performance Measures as soon as reasonably practicable (the date of such certification, the “Certification Date”) after the Performance Period. Any portion of this Performance Share Unit Award that is eligible to be earned based on the Committee’s certification will be earned on the Certification Date. Any portion of this Performance Share Unit Award that is not eligible to be earned based on the Compensation Committee’s certification will terminate on the Certification Date.

4. Vesting; Termination and Retirement. Subject to Sections 4(a) and 4(b) below, Performance Share Units that are earned based on the achievement of the Performance Measures in Section 3 shall become vested on the Vesting Date shown above, which is the third anniversary of the Grant Date.

(a) Terminations of Employment Resulting in Forfeiture. In the event the Participant’s employment with the Company terminates for any reason (including Retirement) prior to the Certification Date or for any reason other than Retirement on or after the Certification Date and prior to the Vesting Date, then all Performance Share Units subject to this Performance Share Unit Award shall automatically terminate and be forfeited, cancelled and of no further force or effect.

(b) Retirement. In the event the Participant becomes Retirement Eligible prior to the Vesting Date, then 100% of the Earned Performance Share Units shall become immediately vested upon the date that the Participant becomes Retirement Eligible; provided, however, that only Earned Performance Share Units shall become vested under this provision. Notwithstanding any provision of this Agreement to the contrary, upon a Participant’s Retirement on or after the Certification Date but prior to the Vesting Date, payment shall continue to be made at the time and in the form set forth in Section 5. For purposes of this Agreement, “Retirement” means the Participant’s voluntary Termination of Employment on or after the date he or she becomes Retirement Eligible. “Retirement Eligible” means the later of: (i) the date that the Participant attains age 55; or (ii) the date that is the two-year anniversary of the Grant Date.

5. Payment. As soon as practicable after the Vesting Date, but in no event after the last day of the calendar year in which the Vesting Date occurs, the Participant shall receive the number of shares of Common Stock equal to the product of: (a) the Number of Performance Share Units subject to this Performance Share Unit Award; and (b) the aggregate weighted percentage achievement of the Performance Measures determined pursuant to Section 3; provided, that if this calculation produces a fractional share, such fractional share shall be rounded up to the nearest whole share. For example, a Performance Share Unit Award for 1,000 Performance Share Units with a Performance Measure achievement level of 75% would result in delivery of 750 shares of Common Stock.

6. Dividend Equivalents. The Participant shall have no rights to any dividends or dividend equivalents on any of the Performance Share Units until the number of Earned Performance Share Units is determined following the end of the Performance Period. Following the end of the Performance Period, an account established by the Company on behalf of the Participant shall be credited with the amount of all dividends that would have been paid following the end of the Performance Period on the Earned Performance Share Units if such shares were actually held by the Participant (“Dividend Equivalents”). Such Dividend Equivalents shall be subject to the same vesting period applicable to the Earned Performance Share Units to which they relate. As soon as administratively practicable following the Vesting Date, but in no event later than 75 days following such date, any Dividend Equivalents shall be paid to the Participant in cash, without earnings thereon.

7. Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and all Performance Share Units awarded hereunder shall be governed by the Plan. If applicable, payment under this Section 7 shall be made as soon as administratively practicable following the Change in Control, but in no event later than 75 days thereafter.

8. Miscellaneous.

(a) Administration. Any action taken or decision made by the Company or the Compensation Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant. By accepting this Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company or the Compensation Committee or its delegates.

(b) Tax Withholding and Furnishing of Information. Upon the Vesting Date, or such earlier date on which the value of any Performance Share Units otherwise becomes includible in the Participant’s gross income for income tax purposes or on which taxes are otherwise payable, any taxes of any kind required by law to be withheld with respect to such Performance Share Units shall be satisfied by the Company withholding shares of Common Stock or cash otherwise deliverable or payable to the Participant pursuant to this Agreement or from other compensation payable by the Company to the Participant; provided, however, that the amount of any shares of Common Stock so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and foreign withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income, subject to any limitations as the Committee may prescribe and subject to applicable law, based on the Fair Market Value of the shares of Common Stock. The Company may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Section 6.5 of the Plan.

(c) Non-Transferability. Except as otherwise determined by the Compensation Committee in its sole discretion, the Participant’s rights and interests under this Performance Share Unit Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature. If the Participant (or those claiming under or through the Participant) attempt to violate this Section 8(c), such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments hereunder shall terminate.

(d) No Right of Participation or Employment. The Participant shall not have any right to be employed, reemployed or continue employment by the Company or affect in any manner the right of the Company to terminate the employment the Participant with or without notice at any time for any reason without liability hereunder. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company and the Participant, or to be a consideration for or an inducement or condition of any employment.

(e) Rights as Stockholder. Unless and until shares of Common Stock are issued to the Participant under this Agreement, nothing in this Agreement or the Plan shall be interpreted or construed as giving the Participant any rights as a stockholder of the Company or any right to become a stockholder of the Company.

(f) Clawback, Forfeiture or Recoupment. Any shares of Common Stock paid to the Participant under this Performance Share Unit Award will be subject to the Company’s compensation recovery policy, as well as any other or additional “clawback,” forfeiture or recoupment policy adopted by the Company after the date of this Agreement.

(g) Section 409A. This Agreement and the payment of the Performance Share Unit Award hereunder are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Section 409A”), so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participant. This Agreement and the Performance Share Unit Award shall be administered and interpreted in a manner consistent with this intent and the Company’s Policy Regarding Section 409A Compliance. If the Company determines that it has failed to comply with the requirements of Section 409A, the Company may, in its sole discretion, and without the Participant’s consent, amend this Agreement to cause it to comply with or be exempt from Section 409A.

(h) Governing Law. This Agreement, this Performance Share Unit Award and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

PARTICIPANT

[Signed Electronically]

Grant accepted on [Acceptance Date]

[PERFORMANCE SHARE UNIT GRANT AGREEMENT]

PERFORMANCE SHARE UNIT GRANT AGREEMENT

ARTHUR J. GALLAGHER & CO.

SCHEDULE A

Performance Goals
Performance Measure	Weighting	Minimum	Target	Maximum
EBITAC growth	[ ]%	[ ]%	[ ]%	[ ]%

For purposes of this Agreement, EBITAC shall be defined as earnings from continuing operations for the Company’s brokerage and risk management reporting segments before interest, taxes, amortization and change in estimated acquisition earn-out payables.

The target award is 100%. To achieve the target award, EBITAC growth of [ ]% must be achieved. Achievement below [ ]% will result in the following percentages of Earned Performance Share Units:

•	Less than [ ]% EBITAC growth – [ ]%

•	[ ]% EBITAC growth – [ ]%

•	[ ]% EBITAC growth – [ ]%

If the actual performance certified by the Compensation Committee falls between the percentages specified above, the number of Earned Performance Share Units under this Performance Share Unit Award will be calculated using straight-line interpolation, and will be rounded down to the nearest whole number of Performance Share Units.